Exhibit 99.1

NEWS RELEASE

Gerald W. Evans Jr. Elected to Valvoline Board of Directors

LEXINGTON, Ky., Nov. 18, 2019 — Valvoline Inc. (NYSE: VVV), a leading worldwide supplier of premium branded lubricants and automotive services, today announced the election of Gerald W. Evans Jr., CEO of Hanesbrands Inc., to its board of directors, effective Dec. 1.

Evans, 60, has been CEO and director of Hanesbrands Inc., a global marketer of world-class apparel brands with more than 70,000 employees, since 2016. Before assuming this role, he was chief operating officer and served in other senior leadership positions at Hanesbrands Inc. since its spinoff from Sara Lee Corp. in 2006. Prior to that, he spent more than 20 years in various leadership positions at Sara Lee and affiliated businesses.

“Gerald is an accomplished executive successfully leading Hanesbrands to nearly $7 billion in annual revenue,” said Stephen F. Kirk, chairman of the board at Valvoline. “His knowledge and experience in managing international operations and global supply chains, leading omnichannel expansion, building brands and executing acquisition strategies will be invaluable to Valvoline.”

Evans will serve as a member of the board’s compensation committee and governance and nominating committee.

Additional information about Valvoline’s board of directors can be found at www.valvoline.com.

About ValvolineTM
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, the company’s heritage spans more than 150 years, during which time it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It operates and franchises approximately 1,400 quick-lube locations, and it is the No. 2 chain by number of stores in the United States under the Valvoline Instant Oil ChangeSM brand and the No. 3 chain by number of stores in Canada under the Valvoline Great Canadian Oil Change brand. It also markets Valvoline lubricants and automotive chemicals, including Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Advanced Full Synthetic motor oil; Valvoline Premium Blue™ heavy-duty motor oil; Valvoline Multi-Vehicle Automatic Transmission Fluid; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.

TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION
Sean T. Cornett
Sr. Director, Investor Relations & Communications
+1 (859) 357-2798
scornett@valvoline.com
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